EXHIBIT 23.1

                              CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Synergy Resources Corporation on Form S-1 whereby the Company plans to issue 1,038,000 Series A warrants and the selling shareholders propose to sell up to 19,284,932 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

      We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


                                       Very truly yours,

                                       HART & TRINEN, L.L.P.



                                       /s/ William T. Hart

                                       William T. Hart

Denver, Colorado
September 10, 2009